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                                                                  Exhibit 10.132

                              AMENDED AND RESTATED
                       RESEARCH AND DEVELOPMENT AGREEMENT

         This Amended and Restated Research and Development Agreement (the "Agreement") is made as of January 30, 1998, by and between Monsanto Company, a Delaware corporation, with its general offices at 800 North Lindbergh Boulevard, St. Louis, Missouri 63167 (together with its Subsidiaries, successors and assigns, "Monsanto"), and Ecogen Inc., a Delaware corporation having its principal office at 2005 Cabot Boulevard West, Langhorne, PA 19047 (together with its Subsidiaries, successors and assigns, "Ecogen").

                               W I T N E S S E T H

         WHEREAS, Monsanto and Ecogen are parties to that certain Research and Development Agreement dated as of January 24, 1996, as amended by Amendment No. 1 thereto dated as of May 22, 1997 (the "Original Agreement");

         WHEREAS, Monsanto acquired certain bacterium Bacillus thuringiensis ("Bt") strain libraries, crystal protein gene libraries, and certain proprietary rights regarding protein engineering of Bt crystal proteins pursuant to the Technology Assignment Agreement by and between Monsanto and Ecogen dated as of January 24, 1996 ("Assignment Agreement");

         WHEREAS, Monsanto has expertise in the field of plant biotechnology and Ecogen has expertise in finding, screening and commercializing compounds, including proteins based on Bt;

         WHEREAS, both Monsanto and Ecogen have research facilities and have conducted research and development pursuant to the Original Agreement which may lead to the commercialization of (i) improved bioinsecticides, and (ii) plants and/or plant seeds into the genomes of which Bt genes have been included so that such plants or plant seeds will express proteins;

         WHEREAS, in order to effect an orderly transition of the parties' respective research and development activities, capabilities and resources, Monsanto and Ecogen desire to restructure the terms of Original Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, Monsanto and Ecogen agree as follows:

                             ARTICLE 1 - DEFINITIONS

         Capitalized terms not otherwise defined in this Agreement shall have the same meaning given such terms in the Assignment Agreement. In addition, the following terms shall have the meanings set forth below and will include the plural as well as the singular.

         1.1 "Affiliate" shall mean, as to any party, any other person or entity that controls, is under common control with, or is controlled by, such party.


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         1.2 "Change of Control" shall have the meaning specified in Section
7.6(b) hereof.

         1.3 "Competitor Company" shall mean any commercial entity (including joint ventures) involved to any significant extent in the development of transgenic plants, plant seeds, plant cells or components thereof, and any Subsidiaries or Affiliates of any of the foregoing entities. For purposes of this Agreement, a university or other educational institution (other than that which maintains a meaningful licensing or other arrangement with a Competitor Company that includes the area of In Planta Application) shall not be deemed a commercial entity.

         1.4 "Confidential Information" shall have the meaning specified in that certain Confidentiality Agreement between Ecogen and Monsanto dated as of January 24, 1996.

         1.5 "Date of this Agreement" shall mean the date first written above.

         1.6 "Designated Supervisory Employees" shall mean the persons identified on Schedule 1.6 hereto.

         1.7 "Event of Default" shall have the meaning specified in Section 7.2 hereof.

         1.8 "Field of the Agreement" shall mean research and development in finding, discovering, screening and developing new proteins and genes.

         1.9 "In Planta Application" means (i) use, development, or commercialization of transgenic plants, plant seeds, plant cells or components thereof (collectively "Plants") or (ii) use, development, or commercialization of genetic material used so that Plants express a new material or an existing material at levels different from the levels that such Plants otherwise would.

         1.10 "Intellectual Property Rights" means (i) all patent rights and all right, title and interest in and to all letters patent and applications for letters patent, and other government issued or granted indicia of invention ownership including any substitutions, extensions, reissues, divisions, continuations or continuations-in-part or applications thereof or therefor throughout the world; (ii) all rights, title and interest in and to all trade secrets and trade secret rights arising under the common law, state law, federal law and laws of foreign countries; (iii) all copyright rights, and all other literary property and author rights whether or not copyrightable; and all rights, title and interest in and to all copyrights, copyright registrations, certificates of copyright and copyrighted interests throughout the world; (iv) all rights, title and interest in and to all know-how whether or not protectable by patent, copyright or trade secret law; and (v) all goodwill associated with any of the foregoing; provided, however, that the term "Intellectual Property Rights" shall not include any trademarks, trade names or service marks, whether registered or arising under the common law, state law, federal law or the laws of foreign countries or any registrations thereof or interests therein.


         1.11 "Microbial Applications" shall mean use, development or commercialization of insecticidal, bacterial, fungicidal, pesticidal, medical, veterinary, scientific, nutritional, food



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additive or preservative, materials, textiles, and similar products; provided, however, that such products shall not include any product for an In Planta Application.

         1.12 "Naturally Occurring Genes" shall mean genes expressed by Bt that produce proteins without genetic engineering or protein engineering.

         1.13 "R&D Technology" shall mean the Bt strains or genes discovered or developed pursuant to the Research Program and the Intellectual Property Rights arising pursuant to the performance of the parties' obligations under this Agreement.

         1.14 "Relevant Employee" shall mean the persons named on Schedule 1.14 hereto.

         1.15 "Remaining Term" shall mean the period commencing on January 30, 1998 and ending on January 24, 1999.

         1.16 "Research Budget" shall mean the forecast of expenses and expenditures set by Monsanto from time to time during the Term for that part of the Research Program undertaken by Ecogen, which may be revised based on the recommendation of the Supervisory Committee; provided, however the Research Budget shall not include the cost or expenses of filing, prosecution or maintenance of patent applications or issued patents.

         1.17 "Research Plan" shall mean the Research and Development Plan as may be amended from time to time and which Plan shall include a specific schedule for work, resources to be allocated by each party, the identification of target pests, personnel requirements, capital needs, and a schedule for the duplication and transfer to Monsanto of copies of all strains and genes developed under the Research Program. The selection of projects within the Research Plan is to be determined by Monsanto, with Ecogen having the right to object to any project which is inconsistent with the practices and procedures of Ecogen.

         1.18 "Research Program" shall mean all research, experimentation or development relating to the projects to be conducted or conducted by the parties hereto under the terms of the Research Plan, including decisions regarding the filing, prosecution and maintenance of patent applications and issued patents.

         1.19 "Subsidiary" shall mean a subsidiary more than 50 percent of whose outstanding securities representing the right, other than as affected by events of default, to vote for the election of directors, is owned by the applicable party and/or one or more of such party's other majority-owned Subsidiaries. Subsidiaries of Ecogen shall also include the entities set forth in Schedule
3.01 to the Investment Agreement by and between Monsanto and Ecogen dated as of January 24, 1996.

         1.20 "Supervisory Committee" shall mean the Committee described in
Article 2 hereof.

         1.21 "Term" shall mean the period commencing on January 24, 1996 and ending on January 24, 1999.



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         1.22 "Third Party" shall mean any entity other than Monsanto, Ecogen and their respective Affiliates.

                       ARTICLE 2 - RESEARCH COLLABORATION

         2.1 Research Plan. During the Term and subject to the terms and conditions of this Agreement, Monsanto and Ecogen shall use all commercially reasonable efforts to undertake their respective obligations (including as to the retention of staffing) under the Research Program in accordance with the Research Plan. The Research Plan shall be updated in writing and revised from time to time by the Supervisory Committee in furtherance of the goals of the Research Program, taking into account the then continuing personnel and other resources of Ecogen. The efforts of Ecogen pursuant to Section 4.6 hereof shall be deemed to be a part of the Research Program and the Research Plan. Ecogen agrees to diligently pursue each project covered by the Research Program and to assign the appropriate number of its then continuing personnel required to carry out the Research Program, each of whom shall be qualified to perform his or her assigned duties. The parties acknowledge that Ecogen makes no representation or assurance whatsoever that the Research Program will be successfully completed or result in the development of products with any technical or commercial value.

         2.2 Research Funding. Monsanto shall be responsible for providing all funding necessary for both parties to undertake their respective duties and obligations under the Research Program and all other costs and expenses related thereto. Transfers of funds to Ecogen under the Research Budget during the Term shall be in accordance with the terms of Article 3 hereof.

         2.3  Supervisory Committee.

         (a) Collaboration between the parties shall be determined by a Supervisory Committee of four (4) people; two (2) people appointed by each party. The Chairman of the Supervisory Committee shall be appointed by Monsanto.

         (b) It is the intent of the parties that information related to the Research Program be shared with one another in an open manner. For this purpose, the Supervisory Committee shall meet periodically and no less than once a quarter to review the status of the Research Program at mutually convenient locations. It is contemplated, however, that the parties may meet as frequently as weekly at Ecogen's facility to review results of the Research Program. At such meetings the implementation of the Research Program, including insectary services, insect targets and sources of insecticidal or other biocidal proteins, shall be discussed and mutually agreed upon. Each of the parties hereto shall provide to the Supervisory Committee quarterly written summaries of data and the status of its work under the Research Program in such form as such party routinely uses for the summary of similar research work for its own purposes. Modifications to the Research Program may be made by the Supervisory Committee as collaboration progresses in accordance with this Agreement. In the event that the Supervisory Committee cannot reach a decision regarding the Research Program, the issue shall be referred for resolution to a senior business executive of each party responsible for the Research Program.



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In the event that the parties continue to have a good faith dispute, the issue will be resolved by the Monsanto business executive.

         2.4 Continuity of Supervisory Committee. Each party shall attempt in good faith to maintain continuity in the identity of its representatives to the Supervisory Committee.

                                ARTICLE 3 - COSTS

         3.1 Research and Development Funding Payment. Monsanto shall pay to Ecogen the amount of $2,000,000 (including funds previously advanced pursuant to the Original Agreement) for the funding of the Research Program during the Remaining Term. $1,270,000, representing the balance of such amount after subtracting amounts already advanced to Ecogen aggregating $730,000, shall be paid to Ecogen in immediately available funds by bank wire transfer to the account designated by Ecogen, contemporaneously with the execution and delivery of this Agreement.

         3.2 Transition Payment. Monsanto shall pay to Ecogen the additional sum of $2,500,000 in immediately available funds by bank wire transfer to the account designated by Ecogen, contemporaneously with the execution and delivery of this Agreement. Such payment is in consideration, among other things, of performance by Ecogen of its obligations under Article 4 hereof.

         3.3 Research Budget. On or before thirty (30) days after the Date of this Agreement, Monsanto will develop, with input from the Supervisory Committee, and present to the Supervisory Committee a revised Research Budget outlining budgeted costs and expenses on a quarterly basis for the Remaining Term. The Research Budget shall be revised from time to time upon approval of the Supervisory Committee to reflect the availability of continuing personnel and other resources of Ecogen. Any budgeted amounts that remain unallocated or unspent at the termination of this Agreement shall be retained by Ecogen, free and clear of any obligation to Monsanto to perform research or other service; provided, that such unallocated or unspent amounts shall be returned to Monsanto promptly following a termination of the Research Program resulting from an Event of Default by Ecogen.

         3.4 Allocated Researchers and Equipment Purchases. In establishing the Research Budget, each researcher employed by Ecogen shall be included in the Research Budget at an annual rate of $*, which annual rate shall include all costs and expenses for personnel, supplies (including consumables and standard reagents), existing equipment required for the services to be performed by Ecogen pursuant to the Research Plan and replacements therefor (so long as the individual cost of any such item of replacement equipment does not exceed $1,000), and overhead with respect to such researcher. Ecogen shall have no obligation to purchase or obtain any other equipment not already in its possession. Ecogen shall be responsible for paying up to $50,000 to Hauptman Woodward Medical Research Institute, Inc. and up to $3,000 to Dr. Slayton of the Albert Einstein College of Medicine for consulting services performed pursuant to the Research Plan. Such amounts paid by Ecogen shall be applied to and shall reduce the Research Budget. No other agreements with or payments to Third Parties shall be included in or


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 *    Confidential Treatment Requested.
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applied to the Research Budget.

                        ARTICLE 4 - TRANSITIONAL MATTERS

         4.1  Access to Certain Employees.

         (a) Ecogen shall make no objection to any meetings or interviews at reasonable times and locations between representatives of Monsanto and either or both of the Designated Supervisory Employees for the purpose of allowing Monsanto and either or both of the Designated Supervisory Employees to investigate and consider potential employment of one of the Designated Supervisory Employees with Monsanto.

         (b) Monsanto may make an offer of employment to one of the Designated Supervisory Employees. Monsanto may not make an offer of employment to the other Designated Supervisory Employees unless and until (i) such first offer of employment shall have been rejected by the recipient of such offer or (ii) such first offer shall have expired or shall have been withdrawn by Monsanto, or upon the occurrence of one of the events identified in Section 4.1(c) hereof. Except as expressly set forth in Section 4.1(c) hereof, Monsanto shall hire a maximum of one of the Designated Supervisory Employees and shall not have offer of employment to each of the Designated Supervisory Employees pending at the same time.

         (c) The restrictions set forth in Section 4.1(b) hereof that Monsanto may hire a maximum of one of the Designated Supervisory Employees and may not have pending offers of employment to each of the Designated Supervisory Employees at the same time shall have no further effect upon the occurrence of any of the following:

               (i)      Change of Control of Ecogen involving a Competitor
                        Company;

               (ii)     Event of Default by Ecogen;

               (iii) Receipt by a Designated Supervisory Employee (who has not previously been hired by Monsanto) of a bona fide, verifiable offer of employment from a Competitor Company containing terms reflective of the skills and background of such person and otherwise containing reasonably standard terms and conditions (it being understood that a condition requiring Ecogen to waive any confidentiality or other significant obligation owed to Ecogen by such person shall not be deemed reasonably standard unless such condition is subsequently waived by the offeror Competitor Company);

               (iv) Termination of employment initiated by Ecogen of a Designated Supervisory Employee.

         (d) Monsanto acknowledges and agrees that the provisions of this
Section 4.1 have been specifically negotiated and carefully tailored with a view to preventing the serious and



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irreparable injury that Ecogen will suffer in the event of a breach by Monsanto of its obligations under this Section. Monsanto further acknowledges that a breach of this Section 4.1 by it will cause irreparable injury and damage to Ecogen, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach would be inadequate. Accordingly, in the event that Monsanto breaches this Section 4.1, then Ecogen shall be entitled to injunctive relief without posting bond or other security.

         4.2 Additional Payment. In the event that Monsanto hires a Designated Supervisory Employee, then, unless any of the events described in clauses (i) through (iv) of Section 4.1(c) hereof shall have occurred prior to the date of commencement of such person's service with Monsanto, Monsanto shall pay to Ecogen the amount of $* within 30 days following such commencement date. For greater certainty, no payment shall be due and payable pursuant to this Section
4.2 if the subject hiring is the second such hiring under Section 4.1(b) hereof.

         4.3 Access to Relevant Employees and Information. Ecogen shall make no objection to any reasonable meetings or interviews between representatives of Monsanto and any number of Relevant Employees for the purpose of allowing Monsanto and such Relevant Employees to investigate and consider potential employment of such Relevant Employees with Monsanto. Monsanto may make written offers of employment to no more than six Relevant Employees at any one time. Monsanto shall not hire more than six Relevant Employees; provided, that the hiring of a Relevant Employee who subsequently does not actually begin his or her employment with Monsanto shall not be counted for purposes of this sentence. Ecogen agrees to provide Monsanto with prompt and reasonable access to files, records, contracts and other information pertaining to the employment and work history of such Relevant Employees.

         4.4 Cooperation. Ecogen shall cooperate reasonably with Monsanto to ensure the prompt and orderly transition of employment of any Ecogen employee hired by Monsanto pursuant to this Article 4. Without limiting the foregoing, Ecogen shall cooperate with Monsanto in complying with all applicable Federal, state and local employment, tax, labor and immigration laws and regulations.

         4.5  Release.

         (a) Ecogen for itself and for its Affiliates (collectively, the "Releasor"), hereby voluntarily and knowingly releases, acquits, discharges and covenants not to claim against any Designated Supervisory Employee, any Relevant Employee, Monsanto, or any Affiliates, shareholders (in





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* Confidential Treatment Requested.



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their capacity as shareholders), joint venturers, predecessors or successors of the foregoing entities and each of their respective officers, directors, employees, agents and attorneys (each a "Releasee" and collectively, the "Releasees") from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, disputes, costs, expenses, damages, judgments, orders and liabilities of whatever kind or nature, in law or in equity, by statute or otherwise whether now known or unknown, vested or contingent, suspected or unsuspected, which have existed or may have existed, or do exist or may exist, of any kind which the Releasor may have against the Releasees (i) in connection with the hiring by Monsanto of any Releasee pursuant to Sections 4.1 or 4.3, (ii) based upon the disclosure to Monsanto of Confidential Information, Intellectual Property Rights or other information of Ecogen (but not the confidential information of a Third Party to which Ecogen is subject to an obligation of confidentiality) or (iii) based upon any noncompetition obligation to Ecogen as such obligation would apply to activities for or on behalf of Monsanto.

         (b) For purposes of this Section 4.5, any Confidential Information of Ecogen disclosed to Monsanto by a Designated Supervisory Employee or by a Relevant Employee who has been hired by Monsanto shall be deemed to be Confidential Information subject to the provisions of Section 8.1 hereof. Nothing contained in Section 4.5(a) hereof is meant to grant to Monsanto a license or other right to use or otherwise exploit Confidential Information, Intellectual Property Rights or other information of Ecogen that has not been otherwise licensed or transferred to Monsanto by Ecogen.

         4.6 Program Development Assistance and Other Transitional Services. During the Remaining Term Ecogen shall assist Monsanto to develop a sustainable Bt discovery, development and improvement program. Such assistance shall be reasonable in light of Ecogen's then continuing personnel and other resources and shall include, without limitation, providing Monsanto with reasonable access to Ecogen's facilities and research employees, training of Monsanto employees, and providing advice and recommendations to Monsanto regarding program establishment and development. Without limiting the foregoing, during the Remaining Term Ecogen shall assist Monsanto in the transfer of electronic versions of (i) all bioassay, biophysical and other data associated with the Bt strain libraries and crystal protein gene libraries acquired by Monsanto from Ecogen on January 24, 1996 and (ii) all bioassay, biophysical and other data generated under the Research Program from and after January 24, 1996. In addition, to the extent feasible, during the Remaining Term Ecogen shall provide Monsanto with reasonable stocks from its existing insect colonies. Monsanto shall reimburse Ecogen for the reasonable out-of-pocket travel and travel related expenses incurred by Ecogen in providing assistance and services to Monsanto pursuant to this Section 4.6 and the amount of such expenses shall not be included in or applied to the Research Budget.

         4.7  Monsanto Noncompetition.

         (a) From the Date of this Agreement through December 31, 1999 (the "Non-Competition Period"), Monsanto agrees that it shall not engage in (i) research and development specifically directed to, or (ii) the commercialization, license or sale of products incorporating, Bt Microbial Applications. Monsanto shall not enter into any arrangement, including any ownership, joint



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venture or licensing arrangement, as a result of which Monsanto would engage, directly or indirectly, in any significant manner, in an activity otherwise prohibited to Monsanto by the preceding sentence of this Section 4.7(a).

         (b) Monsanto acknowledges and agrees that the provisions of this
Section 4.7 have been specifically negotiated and carefully tailored with a view to preventing the serious and irreparable injury that Ecogen will suffer in the event of competition by Monsanto with Ecogen with respect to Bt Microbial Applications or research during the Non-Competition Period. Ecogen is providing the benefits set forth herein in reliance on Monsanto's representation that the restrictions on it set forth in this Section 4.7 will not impose an undue hardship on Monsanto because of the availability of other opportunities with respect to the operation of its business and because of the benefit that Monsanto will derive as a result of this Agreement. Monsanto further acknowledges that a breach of this Section 4.7 by it will cause irreparable injury and damage to Ecogen, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach would be inadequate. Accordingly, in the event that Monsanto breaches this Section 4.7, then Ecogen shall be entitled to injunctive relief without posting bond or other security.

         (c) In the event that, despite the express agreement of Ecogen and Monsanto, any provision of this Section 4.7 shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that this Section 4.7 shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical areas as to which it may be enforceable, and/or to the maximum extent in any and all other respects as to which it may be enforceable, all as determined by such court or tribunal.

         4.8.  Ecogen Noncompetition.

         (a) During the Remaining Term, except in connection with the Research Program, Ecogen agrees that (except to the extent of existing obligations described on Schedule 1.12 to the Assignment Agreement) it shall not engage in
(i) research and development specifically directed to, or (ii) the commercialization, license or sale of products incorporating, In Planta Applications (whether or not involving Bt, Bt genes or Bt proteins). During the period commencing on January 25, 1999 and ending on December 31, 1999, Ecogen agrees that (except to the extent of existing obligations described on Schedule
1.12 to the Assignment Agreement) it shall not engage in (i) research and development specifically directed to, or (ii) the commercialization, license or sale of products incorporating, In Planta Applications involving Bt, Bt genes or Bt proteins. Ecogen shall not enter into any arrangement, including any ownership, joint venture or licensing arrangement, as a result of which Ecogen would engage, directly or indirectly, in any significant manner, in an activity otherwise prohibited to Ecogen by the preceding sentences of this Section 4.8(a).

         (b) Ecogen acknowledges and agrees that the provisions of this Section
4.8 have been specifically negotiated and carefully tailored with a view to preventing the serious and irreparable injury that Monsanto will suffer in the event of competition by Ecogen with



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Monsanto with respect to In Planta Applications or research during the
Non-Competition Period. Monsanto is providing the benefits set forth herein in reliance on Ecogen's representation that the restrictions on it set forth in this Section 4.8 will not impose an undue hardship on Ecogen because of the availability of other opportunities with respect to the operation of its business and because of the benefit that Ecogen will derive as a result of this Agreement. Ecogen further acknowledges that a breach of this Section 4.8 by it will cause irreparable injury and damage to Monsanto, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach would be inadequate. Accordingly, in the event that Ecogen breaches this Section 4.8, then Monsanto shall be entitled to injunctive relief without posting bond or other security.

         (c) In the event that, despite the express agreement of Ecogen and Monsanto, any provision of this Section 4.8 shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that this Section 4.8 shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical areas as to which it may be enforceable, and/or to the maximum extent in any and all other respects as to which it may be enforceable, all as determined by such court or tribunal.

         4.9 Employee Letter. Ecogen shall distribute promptly, and in any event with fourteen days following the Date of this Agreement, to each Designated Supervisory Employee and each Relevant Employees a letter in the form of Exhibit A attached hereto releasing each such employee with respect to Monsanto from the noncompetition restrictions contained in any agreement between such employee and Ecogen, and advising such employees generally of Ecogen's plans to restructure its research operations and to assist Monsanto in the development of a Bt discovery, development and improvement program.

                   ARTICLE 5 - REPRESENTATIONS AND WARRANTIES

         5.1 Representations and Warranties of Monsanto. Monsanto hereby represents and warrants to Ecogen, as of the date hereof, as follows:

         (a) Monsanto is duly organized, validly existing and in good standing under the Delaware General Corporation Law with all requisite power and authority to own its assets and conduct its business as now conducted; Monsanto is in good standing and duly qualified to transact business as a foreign corporation in each jurisdiction where it is legally required to do so;

         (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Monsanto; this Agreement has been duly executed and delivered by Monsanto and constitutes the valid and binding obligation of Monsanto enforceable against Monsanto in accordance with its terms;

         (c) the execution and delivery of this Agreement by Monsanto and the performance by Monsanto of its obligations hereunder will not violate or conflict with, or constitute a breach or default under, or result in the creation or imposition of any lien under (i) the articles of



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incorporation or bylaws of Monsanto, (ii) any applicable statute, law, regulation, rule, judgment, order or decree or (iii) any contract, instrument, agreement, lease, mortgage, or other restriction to which Monsanto is a party or by which Monsanto is bound;

         (d) no filing with, consent or approval or authorization of, any governmental authority or third party is required for Monsanto to enter into and to perform its obligations under this Agreement.

         5.2 Representations and Warranties of Ecogen. Ecogen hereby represents and warrants to Monsanto, as of the date hereof, as follows:

         (a) Ecogen is duly organized, validly existing and in good standing under the Delaware General Corporation Law with all requisite power and authority to own its assets and conduct its business as now conducted; Ecogen is in good standing and duly qualified to transact business as a foreign corporation in each jurisdiction where it is legally required to do so;

         (b) the execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of Ecogen and by all necessary corporate action on the part of Ecogen; this Agreement has been duly executed and delivered by Ecogen and constitutes the valid and binding obligation of Ecogen enforceable against Ecogen in accordance with its terms;

         (c) the execution and delivery of this Agreement by Ecogen and the performance by Ecogen of its obligations hereunder will not violate or conflict with, or constitute a breach or default under, or result in the creation or imposition of any lien under (i) the articles of incorporation or bylaws of Ecogen, (ii) any applicable statute, law, regulation, rule, judgment, order or decree or (iii) any contract, instrument, agreement, lease, mortgage, or other restriction to which Ecogen is a party or by which Ecogen is bound;

         (d) no filing with, consent or approval or authorization of, any governmental authority or third party is required for Ecogen to enter into and to perform its obligations under this Agreement.

                  ARTICLE 6 - INVENTIONS, LICENSES AND PATENTS

         6.1 License Grant for Intellectual Property Arising Under Agreement. Ecogen shall have a worldwide, perpetual, exclusive, fully paid up, royalty-free, transferable license to the R&D Technology to make, have made, offer for sale, import, use or sell products solely for Microbial Applications. The rights granted in this Agreement include the right to grant sublicenses. In addition, Ecogen shall have a perpetual and permanent right to hold and possess Bt strains and genes discovered or developed hereunder, solely for Microbial Applications. Licenses granted pursuant to this Section during the Term shall survive the termination or expiration of this Agreement for any reason.

         6.2 Rights of Monsanto: Other Than Microbial Applications. The rights to any (i) invention related to the Field of the Agreement, conceived during the performance under this Agreement, and not related solely to Microbial Applications (ii) applications for a patent for the



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aforesaid invention, (iii) patent granted on such application, and (iv) all other Intellectual Property Rights in the Field of the Agreement arising from the performance under this Agreement and not related solely to Microbial Applications shall be owned by Monsanto.

         6.3 Rights of Ecogen: Solely Microbial Applications. The rights to any
(i) invention related to the Field of the Agreement conceived during the performance under this Agreement and which is related solely to Microbial Applications (ii) applications for a patent for the aforesaid invention, (iii) patent granted on such application, and (iv) all other Intellectual Property Rights in the Field of the Agreement arising from the performance under this Agreement related solely to Microbial Applications shall be owned by Ecogen.

         6.4  Patent Applications by Monsanto.

         (a) From time to time, not less than quarterly, the Supervisory Committee shall make a determination if any patent applications should be filed to protect inventions conceived in accordance with this Agreement and if so the countries in which such patent applications should be filed. In the event that the Supervisory Committee has decided that one or more patent applications should be filed regarding an invention that has in whole or part In Planta Applications, Monsanto shall be responsible for the filing, prosecution and maintenance of patent applications (and related issued patents) directed to such rights, including all costs, expenses and taxes associated therewith. Monsanto shall include in such patent applications such claims, including without limitation claims relating solely or in part to Microbial Applications as Ecogen shall reasonably request. Monsanto shall remain responsible for the filing, prosecution and maintenance of all claims (and related patent applications and issued patents) that are submitted in such patent applications whether or not such claims relate solely to Microbial Applications and whether or not such claims become the subject of divisional applications, continuation applications or otherwise related applications directed solely to Microbial Applications.

         (b) Ecogen and Monsanto shall cooperate with one another as to the preparation and prosecution thereof, including, without limitation, the claim language. Monsanto shall allow Ecogen, at Ecogen's own expense, to participate to the extent requested in the preparation and prosecution of such patent applications including, without limitation, (i) the receipt of copies of all correspondence to or from the United States Patent and Trademark Office or foreign patent offices, and (ii) the participation in all communications and/or meetings with the United States Patent and Trademark Office or foreign patent offices.

         6.5 Abandonment by Monsanto. Monsanto may decide to allow any patent application or patent directed in whole or in part to In Planta Applications that was filed pursuant to Section 6.4 hereof to go abandoned and/or patent to lapse, and, in such event, Monsanto may also allow any patent application, divisional application, continuation application or patent directed solely to Microbial Applications related (as described in the fourth sentence of Section 6.4) to such patent application or patent to go abandoned or to lapse; provided, however, Monsanto shall have first provided Ecogen with adequate opportunity to prosecute and/or maintain any patent application, divisional application, continuation application or patent that Monsanto has decided to go abandoned or to lapse. In the event Ecogen elects to prosecute and/or maintain any such patent application, divisional application, continuation application or patent, then Monsanto shall assign all of its rights thereto to Ecogen and Monsanto shall have no license thereto or to any resulting patents; provided, however, Ecogen shall not have any rights to In Planta Applications thereunder nor shall Ecogen have the right to grant rights to In Planta Applications thereunder to any Third Party.

         6.6 Countries Where Patent Applications Are Not Prosecuted. In the event the Supervisory Committee shall determine not to file a patent application in any country with respect to an invention conceived in accordance with this Agreement, Ecogen may decide to file, prosecute and maintain such a patent application at its own expense and in its own name after notifying Monsanto of such decision. Upon receipt of notice of such decision Monsanto shall assign its rights to such invention in such country to Ecogen and Monsanto shall have no rights with respect to such patent application or related patent in such country unless Monsanto shall reimburse Ecogen for all of Ecogen's out- of-pocket costs incurred after such notice including, without limitation, prosecuting the patent application, maintaining the patent application and resulting patent or any other administrative or legal proceeding. Upon receipt of such reimbursement Ecogen shall grant to Monsanto a royalty-free, worldwide, perpetual exclusive license with the right to sublicense under such patent solely for In Planta Applications.

         6.7 Patent Applications by Ecogen. Ecogen shall be responsible for the filing and prosecution of patent applications directed solely to its rights under Section 6.2 hereof including all costs, expenses and taxes associated therewith. Ecogen may decide to allow any such patent application or resulting patent to go abandoned and/or to lapse; provided, however, Ecogen shall have first provided Monsanto with adequate opportunity to prosecute and/or maintain any such patent application or resulting patent. In the event Monsanto elects to prosecute and/or maintain any such patent application or resulting patent, Ecogen shall assign all of its rights thereto to Monsanto and Ecogen shall have the rights set forth in Section 6.1 hereof with respect to such patent application and resulting patent.

         6.8 No Warranty. Neither Monsanto nor Ecogen warrants to the other that any patent obtained is valid or enforceable.

         6.9 Other Ecogen Programs.

         (a) Ecogen shall offer (the "Offer") Monsanto the opportunity to participate in each of Ecogen's own research and development programs in existence or commenced during the Term (the "Ecogen Programs"), other than Excluded Technology, which are not part of the Research Program for which in Ecogen's good faith judgment there is a reasonable expectation that the Ecogen Program will result in technology applicable to the Field of the Agreement for In Planta Applications. Such Offer shall be in writing and in reasonable detail and shall be made as soon as Ecogen has a reasonable expectation that the technology will be applicable to the Field of the Agreement. Each such Ecogen Program shall be called a "Designated Program." Such Offer shall be made prior to initiation of the Designated Program. For Designated Programs already under way as of the Date of this Agreement, Ecogen shall inform Monsanto of the existence of these Designated Programs at or before the first meeting of the Supervisory Committee. Ecogen shall have no duty to present to Monsanto an Offer for any Ecogen Programs funded by a Third Party and Monsanto shall have no rights to such Ecogen Programs.

         (b) Should Monsanto desire to have a Designated Program become subject to this Agreement, it shall notify Ecogen of that decision within thirty (30) days from Monsanto's receipt of the Offer. The parties shall negotiate in good faith to modify the Research Program and increase the Budget, if necessary, to account for the Designated Program.

         (c) If Monsanto decides not to have a Designated Program become subject to this Agreement the results and Intellectual Property arising from the Designated Program corresponding to the Offer shall be owned solely by Ecogen and Monsanto shall have no rights thereto.

         (d) If Ecogen has not offered an Ecogen Program to Monsanto and such Ecogen Program results during the Term and within 3 months thereafter in technology applicable to the target pests in the Research Program, then Monsanto shall have the option to acquire a license, on the same terms and conditions of the Monsanto License Agreement dated of even date herewith, for such technology for In Planta Applications by reimbursing Ecogen for Ecogen's cost in developing such technology based upon the costs and expenses per year per researcher as if the technology were developed pursuant to this Agreement and Monsanto had paid the costs of such researcher pursuant to the terms of Section 3.4.

         6.10 Genes Discovered by Ecogen. All genes or strains discovered by Ecogen in Ecogen's research outside the Research Program shall be owned solely by Ecogen; provided, however, that Ecogen hereby grants to Monsanto a perpetual, paid-up, royalty-free worldwide license in and to Naturally Occurring Genes applicable to the target pests of the Research Program that are discovered by Ecogen to the extent Ecogen then has the right to do so. In that event such a license shall be deemed to be part of the Research Program.

         6.11 Other Research by Monsanto. It is envisioned that in the course of this Agreement, evaluation of useful Bt Genes by Monsanto will create research at Monsanto that will have application to Ecogen's performance of its obligations under this Agreement. Manipulation of Bt Genes in microorganisms with application to gene discovery, expression and protein stability will be shared with Ecogen for purposes of enhancing gene discovery, expression and protein stability in connection with Ecogen's performance of its obligations under this Agreement. Use of such manipulation techniques for the development of microbial pesticides shall be licensed to Ecogen in paid-up, royalty-free worldwide license, with the right to sublicense, for use solely in Microbial Applications.

         6.12 Notice of Infringement. During the Term each party shall notify the other of the existence of an infringement of which such party becomes aware of an invention or other Intellectual Property Right conceived during or arising from the performance under this Agreement.

         6.13 Infringement Relating to Microbial Applications. If the infringement referred to in

Section 6.12 relates to an application solely for Microbial Applications, then Ecogen shall be solely responsible in its sole discretion for the abatement of the infringement including settlement and the bringing of a lawsuit and all costs and expenses of such lawsuit, provided, however, that no settlement shall impose any affirmative obligation or obligation of payment on Monsanto without Monsanto's prior written consent given in Monsanto's sole discretion. Monsanto shall provide all reasonable nonmonetary assistance requested by Ecogen and agrees to be named in the lawsuit if required by law as a necessary or indispensable party. All recoveries and damages obtained by Ecogen shall be owned solely by Ecogen. In the event there is a counterclaim regarding the validity or enforceability of an Intellectual Property Right, Monsanto shall be permitted to join in the action at its own expense, in which case any recovery obtained or damages awarded shall be first used to reimburse Ecogen's reasonable attorneys' fees and other out-of-pocket costs in bringing the lawsuit, then reimbursing Monsanto's reasonable attorneys' fees and other out-of-pocket costs in joining the action, and then all remaining recovery and damage award to Ecogen.

         6.14 Infringement Relating to Other Than Microbial Applications. If the infringement referred to in Section 6.12 relates to an application other than solely for Microbial Applications, then Monsanto shall be solely responsible in its sole discretion for the abatement of the infringement including settlement and the bringing of a lawsuit and all costs and expenses of such lawsuit, provided, however, that no settlement shall impose any affirmative obligation or obligation of payment on Ecogen without Ecogen's prior written consent given in Ecogen's sole discretion. Ecogen shall provide all reasonable nonmonetary assistance requested by Monsanto and agrees to be named in the lawsuit if required by law as a necessary or indispensable party. All recoveries and damages obtained by Monsanto shall be owned solely by Monsanto. In the event there is a counterclaim regarding the validity or enforceability of an Intellectual Property Right, Ecogen shall be permitted to join in the action at its own expense, in which case any recovery obtained or damages awarded shall be first used to reimburse Monsanto's reasonable attorneys' fees and other out-of-pocket costs in bringing the lawsuit, then reimbursing Ecogen's reasonable attorneys' fees and other out-of-pocket costs in joining the action, and then all remaining recovery and damage award to Monsanto.

                        ARTICLE 7 - TERM AND TERMINATION

         7.1 Term. The Term shall commence on January 24, 1996 and shall end on January 24, 1999, unless earlier terminated pursuant to the provisions hereof.

         7.2 Events of Default. Each of the following shall be deemed an "Event of Default":

         (a) a petition is filed against either party under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and the party, as applicable, is not diligently prosecuting a dismissal of such petition and such petition is not dismissed within 90 days after its filing;

         (b) either party files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or hereafter in effect, or consents to the filing of any petition against it under any such law;

         (c) a party admits insolvency or bankruptcy or its inability to pay its debts as they become due or is generally not paying its debts as such debts become due, or becomes insolvent or bankrupt or makes an assignment for the benefit of creditors, or a custodian (including without limitation a receiver, liquidator or trustee) of the party or any of its property is appointed by court order or takes possession thereof;

         (d) other than a failure by Monsanto to transfer funds to Ecogen under the Research Budget in accordance with the terms of Article 3 hereof, a party shall fail to perform any of its material obligations hereunder for a period of 90 days after written notice, specifying such failure and requesting that it be remedied is given to such breaching party by the nonbreaching party; provided, however, if such default is such that it can be corrected but cannot be corrected within such 90-day period, it shall not constitute an Event of Default if corrective action is instituted by the breaching party within such 90-day period and diligently pursued until the default is corrected. No such default shall remain uncured 120 days after written notice.

         (e) a failure on Monsanto's part to transfer funds to Ecogen under the Research Budget in accordance with the terms of Article 3 hereof for a period of 30 days after written notice from Ecogen, specifying such failure and requesting that such funds be transferred.

         7.3 Notice of Default. Each party agrees to give the other prompt written notice if any petition referred to in Section 7.2(a) or 7.2(b) is filed by or against it or of the occurrence of any other event or condition which constitutes an Event of Default immediately upon becoming aware of the existence thereof.

         7.4 Termination of Agreement in Event of Default. If an Event of Default shall have occurred and shall be continuing, the nonbreaching party shall have the right to terminate this Agreement effective upon written notice of such termination from the nonbreaching party.

         7.5 Suspension of Payments During Cure Period. Notwithstanding the period in which Ecogen has to cure a breach of this Agreement and prior to the time in which such breach would constitute an Event of Default, Monsanto shall have the right to suspend transfers of funds to Ecogen under the Research Budget during the applicable cure period and prior to Monsanto's exercise of its right to terminate this Agreement: (i) if Monsanto has in good faith given notice to Ecogen of Ecogen's failure to perform any of its material obligations hereunder pursuant to Section 7.2(d); or (ii) if any petition referred to in Section 7.2(a) is filed against Ecogen.

         7.6  Change of Control.

         (a) Notwithstanding anything contained in this Agreement to the contrary, Monsanto shall have the right to terminate the Research Program and all of Monsanto's obligations under Article 2 and Article 3 hereof effective upon written notice of such termination from Monsanto at any time following the occurrence of a Change of Control of Ecogen; provided, that upon any such termination any budgeted amounts that are then unallocated or unspent shall be retained by Ecogen free and clear of any obligation to Monsanto to perform research or other services.

         (b) For purposes of this Agreement, the term "Change of Control" shall mean the occurrence of any of the following events with respect to Ecogen: (i) there shall be consummated (A) any merger, consolidation or combination involving Ecogen in which Ecogen is not the continuing or surviving corporation, or pursuant to which shares of Ecogen's voting stock would be converted in whole or in part into cash (excluding any such transaction in which only fractional shares are so converted to cash), or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Ecogen, or (ii) any person, company, corporation or other entity shall become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of securities of Ecogen representing 50% or more of the combined voting power of then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise. The parties hereto agree that a sale, lease, exchange or transfer of all or substantially all of the Intellectual Property Rights of Ecogen shall constitute a sale, lease, exchange or transfer (as the case may be) of all or substantially all of the assets of Ecogen for purposes hereof. The parties hereto further agree that a sale, lease, exchange or transfer of Ecogen assets which does not include all or substantially all of the Intellectual Property Rights of Ecogen shall not constitute a sale, lease, exchange or transfer (as the case may be) of all or substantially all of the assets of Ecogen for purposes hereof, unless after giving effect to such transaction, Ecogen would be unable to pay its debts as they become due, would become insolvent or would cease operations as a going concern.

                           ARTICLE 8 - CONFIDENTIALITY

         8.1 Confidentiality. Confidential Information shall be treated by the parties in accordance with the Confidentiality Agreement dated as of January 24, 1996.

                        ARTICLE 9 - LIABILITY; INDEMNITY;
                        PATENT INFRINGEMENT; SEVERABILITY

         9.1 Limitation of Liability. It is understood and agreed that the furnishing of any chemicals, samples or any information (including Confidential Information) by either party pursuant to this Agreement is not to be construed as a recommendation by that party to use the same. FURTHERMORE, WITH RESPECT TO SUCH INFORMATION, MATERIALS, PRODUCTS, PROCESS INFORMATION, PROCESSES, ADVICE, CONSULTATIONS, ASSISTANCE, SERVICES, LICENSES AND RIGHTS PROVIDED HEREUNDER, AND ANY MATERIALS OR PRODUCTS MADE USING SUCH, NEITHER PARTY MAKES ANY REPRESENTATION, WARRANTY OR GUARANTEE OF ANY KIND, EXPRESSED OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR PARTICULAR A PURPOSE, SATISFACTORY RESULTS BASED UPON USE THEREOF OR RELIANCE THEREON, OR OTHERWISE, AND NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY LOSS OR DAMAGE RESULTING FROM THE RELIANCE AND/OR USE THEREOF.

         9.2 Indemnification. Notwithstanding the foregoing Section, each of the parties agrees to hold the other party harmless from and against any and all demands, claims, penalties, liabilities, causes of action, suits, damages, judgments, losses, costs and expenses (including cost of defense, settlement and reasonable attorneys' fees and expenses) arising out of injury to any employee of such party resulting from or in any way connected with the performance of this Agreement, unless arising from the other party's negligence or willful misconduct.

         9.3 Limitation on Infringement. Neither of the parties to this Agreement shall be liable to the other party in any way for Third Party patent infringement by said other party arising out of the use of any information furnished to such other party pursuant to this Agreement.

                           ARTICLE 10 - MISCELLANEOUS

         10.1 Severability. If any provision of this Agreement is found to be unenforceable under any law applicable thereto, then that provision shall be deemed to have been severed from this Agreement in that jurisdiction, but all other provisions of this Agreement shall remain in full force and effect.

         10.2 No Partnership Created. The parties acknowledge that this Agreement does not constitute nor does it create any partnership or joint venture between Monsanto and Ecogen.

         10.3 Governing Law. This Agreement shall be governed by and shall be construed to take effect according to the laws of the State of Missouri, United States of America.

         10.4 Notices. All notices or other communications which any party to this Agreement may desire or be required to give hereunder shall be in writing and, except for notices of meetings of the Supervisory Committee which shall be given as reasonably agreed among the members of such Committee, shall be given by personal delivery, by mailing the same by registered or certified mail, postage prepaid, return receipt requested, or by facsimile transmission followed up by a nationally recognized overnight carrier, addressed:

         (a)  If to Monsanto:

         Monsanto Company
         800 North Lindbergh Boulevard
         St. Louis, Missouri 63167
         Attn:    Vice President - Technology,
                  Agricultural Sector
         Facsimile Number: 314-737-7554

         with a copy to:

         Monsanto Company
         700 Chesterfield Parkway North
         St. Louis, Missouri 63198

         Attn:  Intellectual Property Counsel
         Facsimile Number:  314-737-6047

         and (b) if to Ecogen:

         Ecogen Inc.
         2005 Cabot Boulevard West
         Langhorne, Pennsylvania 19047
         Attention:  President
         Facsimile Number:  215-757-4156

         Notices given by personal delivery shall be deemed given when delivered, otherwise notices shall be deemed given when sent.

         10.5 Survival. The provisions of Articles 6, 8 and 9 shall survive the expiration or termination of this Agreement. The provisions of Article 4 hereof shall survive the expiration or termination of this Agreement for a period of seven years; provided, that any release pursuant to Section 4.5(a) hereof shall be perpetual. Any license which has been granted to any party pursuant to this Agreement, including one which has been granted under Section 6.1 hereof, shall survive any termination of this Agreement, including a termination caused by an Event of Default.

         10.6 Counterparts. This Agreement may be signed in counterparts, both of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.7 Entire Agreement. This Agreement represents the entire understanding of the parties hereto with respect to research and development in the Field of the Agreement and supersedes all other and prior memoranda and agreements between the parties hereto, other than documents executed or delivered at the Closing of this Agreement or the Assignment Agreement.

         10.8 Amendment. No amendment, modification or waiver of any term or condition of this Agreement shall be valid or of any force or effect unless made by written instrument signed by the parties hereto, specifying the exact nature of such amendment, modification or waiver. Any waiver by any party of any provision of this Agreement shall not imply a subsequent waiver of that or any other provision.

         10.9 Assignment. Neither party shall assign its rights or delegate its performance under this Agreement without the prior written consent of the other, other than the licenses granted hereunder, which shall be transferable without the prior written consent of the other party.

         10.10 Section Headings. The section captions and headings in this Agreement are for convenience and reference purposes only and should not affect in any way the meaning or interpretation of this Agreement.

         10.11 No Presumption Against Drafter, Qualifications on Schedules. The parties to this

Agreement have jointly participated in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement, shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.


                        ARTICLE 11 - AFFIRMATIVE COVENANT

         11.1 Ecogen Information. During the Remaining Term, Ecogen covenants that it will furnish to Monsanto Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K as filed with the Securities and Exchange Commission.

          IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representative effective on the date set forth first above.

MONSANTO COMPANY                                 ECOGEN INC.



By:  /s/   Derek K. Rapp                         By:  /s/  James P. Reilly Jr.
    -----------------------------------------        ------------------------------------------
Name:  Derek K. Rapp                                     James P. Reilly, Jr.
Title: Director, Mergers and Acquisitions                Chairman and Chief Executive Officer